EXHIBIT 7

REPORT OF CONDITION

WILMINGTON TRUST, NATIONAL ASSOCIATION

As of the close of business on September 30, 2021

ASSETS	Thousands of Dollars
Cash and balances due from depository institutions:	9,603,463
Securities:	5,982
Federal funds sold and securities purchased under agreement to resell:	0
Loans and leases held for sale:	0
Loans and leases net of unearned income, allowance:	96,024
Premises and fixed asset	25,601
Other real estate owned:	348
Investments in unconsolidated subsidiaries and associated companies:	0
Direct and indirect investments in real estate ventures:	0
Intangible assets:	202
Other assets:	69,334
Total Assets:	9,800,954

LIABILITIES	Thousands of Dollars
Deposits	9,005,595
Federal funds purchased and securities sold under agreements to repurchase	0
Other borrowed money:	0
Other Liabilities:	83,299
Total Liabilities	9,088,894

EQUITY CAPITAL	Thousands of Dollars
Common Stock	1,000
Surplus	462,585
Retained Earnings	248,572
Accumulated other comprehensive income	(97)
Total Equity Capital	712,060
Total Liabilities and Equity Capital	9,800,954